United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2009

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2009, Shuffle Master, Inc. (NASDAQ National Market: SHFL) (either the “Company,” “we” or “our”) announced the planned retirement of Mark L. Yoseloff, Ph. D. as the Company's Chief Executive Officer on March 15th of this year.

The Company also announced the appointment by its Board of Directors ("Board") of Timothy J. Parrott, a gaming industry veteran, as Dr. Yoseloff's successor as CEO.  Mr. Parrott joins Shuffle Master as Chief Executive Officer – Elect on February 2, 2009, and will work with Mr. Yoseloff to ensure a smooth and orderly transition.  Effective March 15, 2009, Mr. Parrott will become the new Chief Executive Officer of the Company.

The Company also announced that Mr. Yoseloff has decided not to stand for re-election to the Company’s Board at the next annual meeting of shareholders. He will, however, remain as a part-time employee of the Company for a period of time after March 15th to further guarantee a seamless succession process.

The Company also announced that the Nominating Sub-committee of the Governance Committee of the Board has recommended to the shareholders that Mr. Parrott, as well as the 6 existing Independent Directors now on the Board, be elected to the Company's Board, effective at the next annual meeting of shareholders.

Mr. Parrott, 61 years old, has been devoted to the entertainment industry, predominantly in gaming. In fact, Mr. Parrott has been a driving force in the gaming industry with over 20 years of experience in operations, creating and executing successful growth strategies, building strong management teams, property development, acquisitions and public offerings.  Mr. Parrott served as the President and Chief Executive Officer of Americas of Aristocrat Technologies, Inc. from 2006 until late 2008.  From 2001 to 2006, Mr. Parrott served as the Chairman and Chief Executive Officer of On Stage Entertainment, a Las Vegas-based production company.  Prior to his time at On Stage Entertainment, Mr. Parrott served as Chairman and Chief Executive Officer of Boomtown, Inc. from 1988 to 1998.  In 1998 Boomtown merged with Pinnacle Entertainment, owner and operator of casinos in Nevada, Louisiana, Indiana, Argentina, and the Bahamas, and Mr. Parrott offered his services as a consultant until 2001.  Mr. Parrott was a founding Board Member of the American Gaming Association (AGA) which was created to represent the casino gaming industry on federal legislative and regulatory issues.

From Mr. Parrott's commencement date through October 31, 2009, his annual base salary will be $500,000 and he will be eligible to receive an executive target bonus of no less than 50% of his base salary and a maximum cash bonus of 100% of his base salary, but in no event less than $75,000, for the current fiscal year only.  For any subsequent year after fiscal 2009, Mr. Parrott will receive an annual base salary of no less than $500,000 and will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Company's Compensation Committee ("Committee") and/or the Board.  In addition, Mr. Parrott shall be considered for an annual long-term incentive bonus which may take the form of cash, equity or a combination thereof, at the sole discretion of the Committee.

Pursuant to Mr. Parrott’s employment agreement, he will also be granted 300,000 stock options, at the closing price of the Company's stock on February 9, 2009. Last, Mr. Parrott is eligible for restricted shares, additional stock options and other equity grants at the sole discretion of the Board.

The Employment Agreement of Mr. Parrott is filed as Exhibit 10.1 to this report.  Additionally, the full text of the press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, by and between Shuffle Master, Inc. and Timothy J. Parrott.

99.1	Press release dated February 2, 2009, regarding the Company’s Chief Executive Officer succession plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: February 2, 2009

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chief Executive Officer